Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2018 second quarter earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, and again, welcome everyone.

Last quarter I highlighted the doubling of contract value on our new VOC digital platform. This migration of our current clients establishes an important proof point regarding the platform’s advantages over legacy paper-based surveys.

This attraction is not limited to current clients. In fact, we ended the first half of 2018 matching the dollar value of new client patient experience wins for the entire year 2017. With accelerating point-of-sale advantages, we now have the visibility of doubling the dollar value of 2017 wins from legacy vendors within the third quarter.

Market differentiation is further enhanced with our unique Transparency product offering which has experienced a 50% gain in contract value year-over-year. Creating a variety of use cases for our real-time VOC platform such as physician star rating, has increased our average clients’ contract value and sicknesses.

For the balance of our call today, Kevin has some prepared remarks regarding our 2018 second quarter after which, we will be addressing any questions you may have. Please feel free to enter the question que as Kevin shares our financial performance highlights.

I will now turn the call over to Kevin.

Kevin.

Kevin

Thank you, Mike.

Total contract value for the second quarter totaled $124.4 million up $2.7 million over the first quarter TCV of $121.7 million, representing a 2% quarterly growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 24% of our client base at the end of the second quarter 2018, up from 21% at the same time last year. Subscription-based revenue agreements at the end of the second quarter of 2018 represented 93% of the total recurring contract value. Total contract value for our digital voice of the customer platform increased to $33.0 million compared to $17.1 million at the end of the second quarter of 2017.

Second quarter 2018 revenue was $28.0 million, a decrease of 1% from the second quarter 2017 primarily as a result of decreases in our post- acute and governance services revenue, however given improved sales performance and higher client retention, positive revenue growth for the third quarter 2018 will be in the 4 to 5% range. Second quarter revenue for our digital voice of the customer platform increased to 25% of total revenue compared to 12% of total revenue in the second quarter of 2017.

Consolidated operating income for the second quarter 2018 was $7.8 million or 28% of revenue, compared to $8.5 million, or 30% of revenue for the same period last year.

Total operating expenses increased by 1% to $20.3 million for the second quarter 2018, compared to $20.0 million for the same period last year.

Direct expenses decreased by 8% to $11.0 million for the second quarter 2018, compared to $12.0 million for the same period in 2017. Direct expenses as a percent of revenue were 39% for the second quarter 2018 and 42% for 2017.

Direct expenses decreased in the second quarter 2018 compared to the prior year as a result of lower data collection costs and lower conference expenses.

Selling, general and administrative expenses increased to $7.9 million for the second quarter 2018, compared to $6.9 million for the same period in 2017. The increase in SG&A expenses is due to higher software and platform hosting expenses, legal and accounting fees associated with the recapitalization, and incremental share-based compensation expense from accelerated vesting of equity awards associated with the recapitalization. SG&A expenses were 28% of revenue for the second quarter of 2018 compared to 24% of revenue for the same period in 2017.

Depreciation and amortization expense increased to $1.3 million for the second quarter of 2018 compared to $1.1 million in 2017. The increase in expense is driven by additional investments in our technology platform.

The company realized an income tax benefit of $129,000 for the first quarter 2018, compared to a provision of $2.7 million for the same period in 2017. The effective tax rate was negative 2% for the second quarter of 2018, compared to an effective rate of 32% for the same period in 2017. The decrease in the effective rate is primarily due income tax benefits from the recapitalization totaling $1.1 million and the reduction in the corporate tax rate from 35 to 21% due to the Tax Act that was enacted on December 22, 2017. In addition, the Company had tax benefits of $558,000 from the exercise of options and dividends paid to non-vested shareholders partially offset by $70,000 of additional tax expense from non-deductible recapitalization expenses.

Net income for the first quarter was $7.9 million in 2018, compared to $5.7 million in 2017.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

This completes our prepared remarks so I will now ask _______________, to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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